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                           [LOGO] Millennium Chemicals
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NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

Contact: Mickey Foster
         Vice President
         Corporate and Investor Relations
         (732) 933-5140

                          MILLENNIUM CHEMICALS REPORTS
                      FIRST QUARTER 2002 OPERATING RESULTS

             -- 1Q02 EPS loss of ($0.49) before accounting change --
                     -- 1Q02 Pro forma EBITDA $34 million --
                -- 1Q02 SD&A costs 47 percent lower than 1Q01 --

Red Bank, New Jersey, May 2, 2002 -- Millennium Chemicals (NYSE-MCH) ("Millennium") announced today a first quarter 2002 EPS loss of ($0.49) before the cumulative effect of the accounting change for SFAS No. 142, "Goodwill and Other Intangible Assets". Millennium reported first quarter 2002 pro forma EBITDA(1) of $34 million compared to the first quarter 2001 pro forma EBITDA of $77 million. First quarter pro forma sales were $686 million, down 29 percent from last year's first quarter of $967 million.

William M. Landuyt, Chairman and CEO of Millennium, said, "Millennium reported a net loss reflecting the difficult economic and business conditions in the first quarter of 2002. Encouragingly, all of Millennium's wholly owned businesses reported sequential monthly improvements in EBITDA in the first quarter of 2002, reflecting our continued focus on cost-reduction programs and an increase in demand for most of our products. Cautious optimism continues to build within the markets Millennium serves and we expect modest business improvement in the remaining quarters of 2002. However, prices for most of Millennium's products remained depressed during the first quarter of 2002 ahead of announced price increases for our principal products, which will take effect over the next quarter. The success and timing of these price increases will depend upon the continuation of the pattern of increases in downstream customer demand, which we experienced in the first quarter. Obtaining benefits from cost containment and reduction programs remains a priority. Selling, development and administrative costs in the first quarter of 2002 were 47 percent lower than the first quarter of 2001 and 30 percent lower than the fourth quarter of 2001."

The cumulative effect of the SFAS No.142 accounting change reported in the first quarter of 2002 due to the write-off of certain of Millennium's and Equistar's goodwill was ($305)

----------
(1) EBITDA represents income from operations before interest, taxes, depreciation and amortization, other income items, equity earnings, reorganization charges and the cumulative effect of accounting changes.
Pro forma EBITDA, presented for comparative purposes, includes the Company's underlying interest in Equistar's results, including an allocation of costs incurred by the Company.

million or ($4.80) per share. Goodwill amortization, which has been eliminated under the new rules, was a charge to income of $23 million in 2001, including the Company's share of Equistar's goodwill amortization. The net loss in the first quarter of 2002 after the cumulative effect of this accounting change was ($336) million or ($5.29) per share compared to a net loss of ($15) million or ($0.24) per share in the first quarter last year.

Net debt (total debt less cash) at March 31, 2002 totaled $1.122 billion versus $1.073 billion at the end of 2001. John E. Lushefski, Senior Vice President and Chief Financial Officer of Millennium, said, "Borrowing levels remain substantially similar to the beginning of the year. Net debt levels increased in the quarter due primarily to the use of cash to reduce trade payable liabilities. Millennium completed a European accounts receivable securitization transaction in March. Proceeds from this transaction were $43 million and were used to pay down debt."

Net interest expense was $21 million in the first quarter of 2002; flat with the first quarter of 2001 and down $1 million from the fourth quarter of 2001. Capital spending was $13 million during the quarter and spending is expected to be approximately $70 million in 2002.

Dividends

Millennium will declare a quarterly dividend on its common stock of $0.135 per share. The dividend will be payable on June 30, 2002 to shareholders of record on June 12, 2002. The ex-dividend date will be June 10, 2002.

TITANIUM DIOXIDE

The Titanium Dioxide (TiO[u]2) segment reported first quarter EBITDA of $30 million, compared to $49 million in the first quarter last year and similar to the $28 million reported in the fourth quarter of 2001.

In local currencies, average first quarter prices were 14 percent lower than last year's first quarter and down 6 percent from the prior quarter. In U.S. dollar terms, the worldwide average first quarter price was down 16 percent from the same quarter last year and down 6 percent from last year's fourth quarter. Price increases have been announced by Millennium and most major producers effective March 1, 2002.

Millennium's global price increases, which range from 5 to 8 percent, were announced in order to begin the restoration of margins that have become unacceptably poor after more than a year of excessive price decreases in all global market regions. Successful implementation of these increases is dependent upon the continuation of the pattern of increases in customer demand experienced in the first quarter. Contracts with Millennium's large-volume TiO[u]2 customers include periods of price protection. Therefore, the benefits of such price increases may not be fully realized by Millennium until the third quarter.

First quarter TiO[u]2 sales volume was down 3 percent from the first quarter of last year and up 15 percent from last year's depressed fourth quarter levels. Volume was up sequentially in the three months of the first quarter of 2002 partially due to customer restocking and buying ahead of price increases.


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The first quarter's TiO[u]2 operating rate was 80 percent of annual nameplate capacity of 690,000 metric tons compared to 88 percent of annual nameplate capacity of 712,000 metric tons in last year's first quarter, and 82 percent of annual nameplate capacity of 690,000 metric tons in last year's fourth quarter.

Manufacturing cost per ton in the first quarter of 2002 was down 10 percent from last year's first quarter and down 2 percent from last year's fourth quarter.

Outlook

Earnings should improve slightly in the second quarter over the first quarter as sales volume should increase seasonally due to the North American and European coatings season and global TiO[u]2 price increases should be gradually realized.

ACETYLS

The Acetyls segment reported first quarter EBITDA of ($4) million compared to $2 million in the first quarter last year and ($7) million in last year's fourth quarter. The first quarter results were negatively impacted by $7 million due to unfavorable fixed-price natural gas purchase positions. These positions expired in March of 2002.

Due to the adoption as of January 1, 2002 of a new accounting pronouncement, SFAS No.142, "Goodwill and Other Intangible Assets", Millennium reported a reduction in the value of goodwill of $275 million associated with the Acetyls business segment as a charge for the cumulative effect of a change in accounting principle. Additionally, under the new rules, goodwill amortization has been eliminated and is no longer included as a charge to operating income of the Acetyls business segment. Goodwill amortization expense of $11 million was included in operating income of the Acetyls business segment in 2001, including $3 million in each of the first and fourth quarters of last year.

VAM prices in the first quarter were down 35 percent compared to the first quarter last year and down 8 percent from last year's fourth quarter due to cost-based price reductions and weak global economic conditions. Acetic acid prices in the first quarter decreased 31 percent from the comparable period last year and were down 8 percent from last year's fourth quarter for similar reasons. In mid-March, all major acetyls producers announced price increases for both VAM and acetic acid effective April 1, 2002, citing rising feedstock costs and unacceptable margins.

Outlook

Acetyls profitability should improve in the second quarter over the first quarter with the absence of higher cost fixed-price natural gas purchase positions and expected moderate improvement in sales volume.


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SPECIALTY CHEMICALS

The Specialty Chemicals segment reported first quarter EBITDA of $6 million, which was flat with the first quarter of last year and an improvement over the $3 million reported in last year's fourth quarter. Sales volume was down 22 percent from last year's first quarter and up seasonally 4 percent from last year's fourth quarter.

Average selling prices increased 19 percent compared to last year's first quarter and increased 18 percent from last year's fourth quarter. The price of crude sulfate turpentine, the key raw material, remained unchanged from last year's first quarter and fourth quarter.

Outlook

Earnings in the second quarter of 2002 should be comparable to the first quarter of 2002. The market for fragrance chemicals has improved but remains competitive. New product development efforts continue, with a new coolant and a new flavor chemical launched in the first quarter.

EQUISTAR

Millennium's 29.5 percent stake in Equistar generated a first quarter post-interest equity loss of ($39) million compared to ($24) million of equity loss in the first quarter of last year and a ($29) million equity loss in last year's fourth quarter.

Compared to the fourth quarter of 2001, sales volume for olefins increased 7 percent in the first quarter of 2002 due to improved demand following aggressive industry inventory reductions that characterized the fourth quarter of 2001.

However, the benefits of increased demand were offset by a significant reduction in ethylene margins. During the first quarter of 2002, ethylene prices declined in an environment of rising feedstock and energy costs. In addition, certain fixed-price natural gas and natural gas liquid supply contracts, which were entered into in early 2001, resulted in costs that were approximately $33 million higher than market-based contracts would have been for the same period. Most of these contracts expired at the end of the first quarter of 2002.

Compared to the fourth quarter of 2001, the polymers business benefited from improved margins, as falling ethylene prices more than offset lower polyethylene prices. The polymers business also benefited from volume improvements of 3 percent in the quarter.

Due to the adoption of SFAS No. 142 as of January 1, 2002, Equistar reported an impairment of goodwill in the first quarter of 2002. The write-off required an adjustment of $30 million for the cumulative effect of the change in accounting principal to reduce the carrying value of Millennium's investment in Equistar. Under the new guidelines, goodwill amortization has been eliminated. Millennium's share of Equistar's goodwill amortization expense for 2001 included in Equity in (loss) of Equistar was approximately $10 million.

Millennium's share of underlying first quarter sales was $335 million; of operating losses, ($24) million and of EBITDA, ($2) million. Equistar did not distribute any cash to Millennium in the first quarter.


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Outlook

Prices for most of Equistar's products are expected to improve in the second quarter, but feedstock costs remain volatile. April orders suggest US demand is running ahead of the historical seasonal increase usually experienced for these markets. It is too early to determine whether the increased volume is resulting from fundamental demand or inventory re-building ahead of market price increases.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

o The second-largest producer of TiO[u]2 in the world and a leading producer of titanium tetrachloride;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o    A leading producer of fragrance chemicals; and,

o Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this press release that are not historical facts are or may be deemed to be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which the Company and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where the Company and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from the shared control of Equistar and the Company's future capital commitments to Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of the Company and Equistar to achieve their productivity improvement, cost reduction and working capital targets; the occurrence of operating problems at manufacturing facilities of the Company or Equistar; fluctuations in currency exchange rates and other risks of doing business abroad; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters; pricing and other competitive pressures; and exposure to legal proceedings relating to present and former operations (including proceedings based on exposure to lead pigments, asbestos and other materials) and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to the Company's Annual Report on Form 10-K for year ended December 31, 2001.

The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 (Tables follow)

Listen in live to Millennium's 2002 first quarter earnings discussion and outlook for 2002 on Thursday, May 2nd, at 11:00 am EDT via webcast at http://www.millenniumchem.com and click on the Investor Relations Icon.

                   The teleconference number is 706-679-7718.
 Replay will be available for 24 hours at 706-645-9291, reservation #3782913.


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                            MILLENNIUM CHEMICALS INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                          (Millions, except share data)

TABLE  I

                                                           Three months ended
                                                                 March 31,
                                                           ------------------
                                                            2002       2001
                                                           -------   -------
Net sales                                                  $   351   $   444

Operating costs and expenses
       Cost of products sold                                   292       343
       Selling, development and administrative expenses         23        43
                                                           -------   -------

EBITDA                                                          36        58

Depreciation and amortization                                   25        28
                                                           -------   -------
Operating income before restructuring charges                   11        30
Net interest expense                                           (21)      (21)
Equity in loss of Equistar  - operating                        (24)       (4)
                            - interest                         (15)      (14)
                            - plant closure                     --        (6)
Restructuring charges                                           --        (5)
Net other expense                                               (1)       --
                                                           -------   -------

Loss before income taxes and minority interest                 (50)      (20)

Benefit from income taxes                                       20         6
                                                           -------   -------

Loss before minority interest                                  (30)      (14)
Minority interest                                               (1)       (1)
                                                           -------   -------

Loss before cumulative effect of accounting change             (31)      (15)
Cumulative effect of accounting change                        (305)       --
                                                           -------   -------

Net loss                                                   $  (336)  $   (15)
                                                           =======   =======

Basic and diluted EPS ($/share)
                    - before accounting change             $ (0.49)  $ (0.24)
                    - from accounting change                 (4.80)       --
                                                           -------   -------
                    - after accounting change              $ (5.29)  $ (0.24)
                                                           =======   =======

Weighted average number of shares
  used to compute basic and diluted EPS                     63.477    63.510


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                            MILLENNIUM CHEMICALS INC.
                               SEGMENT INFORMATION
                                   (Millions)
TABLE II
                                                  2001                2002
                                 ---------------------------------    ----
                                  1Q     2Q    3Q     4Q      FY       1Q
                                 ---------------------------------     ---
EBITDA(2)
Titanium Dioxide                  49     39     41     28      157      30
Acetyls                            2     10      2     (7)       7      (4)
Specialty Chemicals                6      6      5      3       20       6
Other                              1      1      3      3        8       4
                                 ---------------------------------     ---

REPORTED                          58     56     51     27      192      36
Equistar                          19     27     12     10       68      (2)
                                 ---------------------------------     ---
PRO FORMA TOTAL                   77     83     63     37      260      34

DEPRECIATION AND AMORTIZATION
Titanium Dioxide                  21     20     21     19       81      20
Acetyls                            5      5      5      6       21       3
Specialty Chemicals                2      2      2      2        8       2
                                 ---------------------------------     ---
REPORTED                          28     27     28     27      110      25
Equistar                          23     24     24     24       95      22
                                 ---------------------------------     ---
PRO FORMA TOTAL                   51     51     52     51      205      47

OPERATING INCOME(2)
Titanium Dioxide                  28     19     20      9       76      10
Acetyls                           (3)     5     (3)   (13)     (14)     (7)
Specialty Chemicals                4      4      3      1       12       4
Other                              1      1      3      3        8       4
                                 ---------------------------------     ---

REPORTED                          30     29     23     --       82      11
Equistar                          (4)     3    (12)   (14)     (27)    (24)
                                 ---------------------------------     ---
PRO FORMA TOTAL                   26     32     11    (14)      55     (13)

NET SALES
Titanium Dioxide                 317    297    284    240    1,138     260
Acetyls                           99     98     85     73      355      65
Specialty Chemicals               26     23     22     19       90      24
Other                              2      1      2      2        7       2
                                 ---------------------------------     ---

REPORTED                         444    419    393    334    1,590     351
Equistar                         523    472    399    350    1,744     335
                                 ---------------------------------     ---
PRO FORMA TOTAL                  967    891    792    684    3,334     686

CAPITAL SPENDING
Titanium Dioxide                  23     26     23     10       82      12
Acetyls                            2      3     --      1        6      --
Specialty Chemicals                1      1      1     --        3       1
Other                              2      3     --      1        6      --
                                 ---------------------------------     ---
TOTAL                             28     33     24     12       97      13

----------
(2) EBITDA and operating income for purposes of this presentation exclude reorganization and plant closure charges recorded in the first and second quarter of 2001.


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                            MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Millions)

TABLE III

                                                   March 31,   December 31,
                                                     2002          2001
                                                   ---------   ------------
ASSETS
Current Assets
   Cash and cash equivalents                         $   71       $  114
   Trade receivables, net                               211          215
   Inventories                                          329          370
   Other current assets                                  80           61
                                                     ------       ------

      Total current assets                              691          760

Property, plant and equipment, net                      866          880
Investment in Equistar                                  610          677
Deferred income taxes                                    96           72
Other assets                                            244          237
Goodwill                                                103          378
                                                     ------       ------

      Total assets                                   $2,610       $3,004
                                                     ======       ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Notes payable                                     $    5       $    4
   Current maturities of long-term debt                  13           11
   Trade accounts payable                               164          222
   Income taxes payable                                   5            7
   Accrued expenses and other liabilities               136          139
                                                     ------       ------

      Total current liabilities                         323          383

Long-term debt                                        1,175        1,172
Other liabilities                                       550          550
                                                     ------       ------

      Total liabilities                               2,048        2,105
                                                     ------       ------

Minority interest                                        22           21
Shareholders' equity                                    540          878
                                                     ------       ------

      Total liabilities and shareholders' equity     $2,610       $3,004
                                                     ======       ======


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                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Millions)

TABLE IV

                                                             March 31,   March 31,
                                                                2002        2001
                                                             ---------   ---------
Cash flows from operating activities
   Net loss                                                    $(336)      $(15)
   Adjustments to reconcile net loss to
      net cash (used in) provided by operating activities:
         Cumulative effect of accounting change                  305         --
         Depreciation and amortization                            25         28
         Deferred income tax benefit                             (24)        (3)
         Equity in loss of Equistar                               39         24
         Net change in trade working capital                     (55)        (9)
         Net change in other assets and liabilities              (30)       (19)
                                                               -----       ----
Cash (used in) provided by operating activities                  (76)         6
                                                               -----       ----

Cash flows from investing activities
   Capital expenditures                                          (13)       (28)
   Proceeds from sale of fixed assets                             --          2
   Securitization of accounts receivable                          43         --
                                                               -----       ----
Cash provided by (used in) investing activities                   30        (26)
                                                               -----       ----

Cash flows from financing activities
   Dividends to shareholders                                      (9)        (9)
   Net proceeds (repayment) of borrowings                         11        (18)
                                                               -----       ----
Cash provided by (used in) financing activities                    2        (27)
                                                               -----       ----

Effect of exchange rate changes on cash                            1         (2)
                                                               -----       ----
Decrease in cash and cash equivalents                            (43)       (49)
Cash and cash equivalents at beginning of year                   114        107
                                                               -----       ----

Cash and cash equivalents at end of period                     $  71       $ 58
                                                               =====       ====


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